Exhibit 99.1

GrowGeneration Purchases All the Assets of H2O Hydroponics, LLC

DENVER, June 17, 2020 /PRNewswire/ - GrowGeneration Corp. (NASDAQ: GRWG), ("GrowGen") or the "Company"), the largest chain of stand-alone specialty hydroponic and organic garden centers, currently with 27 locations, is pleased to announce that the Company has purchased the assets of H2O Hydroponics, LLC ("H2O"), the largest hydroponic garden center in Lansing, MI. Following the asset purchase, the Company will open a new location in Lansing, MI, which will serve as a retail/commercial operation, as well as a fulfillment center, supporting the Company's online and direct-to-farm deliveries.

GrowGen CEO Comments:

Darren Lampert, CEO, commented, "H2O Hydroponics is the largest hydroponic store in Lansing, MI. with 2019 sales of approximately $4.0 million. We are consolidating our current West Lansing location, with H2O, and relocating  into a newly built 15,000 square foot super hydroponic garden center, that we expect will generate over $7.0 million in sales. With this acquisition, we continue to increase our footprint and strengthened our supply chain in the Michigan market."

Michigan Market:

According to a March 2020 report, "The Market for and Economic Impact of the Adult-use Recreational Marijuana Industry in Michigan" by Michigan State University Product Center Food-Ag-Bio:

"It is estimated that the level of cannabis retail sales once it becomes widely available is approximately $3 billion with a total economic impact in excess of $7.8 billion. Employment in businesses along the marijuana supply chain is estimated to be 13,500 with a total economic impact on employment in the state of 23,700. Total tax revenue raised is $495.7 million of which $298.6 million is excise taxes and $197.1 million are in the form of sales taxes.
The supply chain for marijuana was also analyzed. It appears that the supply chain is maturing rapidly, with several well-funded vertically integrated firms already operating. Both indoor and outdoor growing operations are in place but over time it appears that much of the production will take place in dedicated indoor growing facilities."

In November 2018, Michigan became the 10th state to legalize cannabis for adults and the first state to do so in the Midwest. Within a residence, adults may grow up to 12 plants and/or possess up to 10 ounces.  Medical cannabis is permitted. An individual may register as a medical patient if their doctor certifies that the individual suffers from one or more of the qualifying conditions under the state law.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 27 stores, which include 5 locations in Colorado, 5 locations in California, 2 locations in Nevada, 1 location in Washington, 4 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, 1 location in Oregon, 3 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators, located at www.growgen.pro and www.growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the US and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the US. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

•	Website: www.GrowGeneration.com
•	E-commerce: https://growgen.pro/
•	Instagram: growgen
•	Facebook: GrowGenerationCorp
•	Twitter: @GrowGenOK

SOURCE GrowGeneration